EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136147 on Form S-3; Registration No. 333-136148 on Form S-3 and Registration Statement No. 333-136145 on Form S-8 of our report dated March 3, 2008, relating to the consolidated financial statements of Education Realty Trust, Inc. (“The Trust”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, the combined financial statements of Education Realty Trust Predecessor (the “EDR Predecessor”) for the period January 1, 2005 through January 30, 2005, and the effectiveness of the Trust’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Memphis, Tennessee
March 3, 2008